Exhibit 21

SUBSIDIARIES OF SUNVESTA, INC.

SunVesta Inc.

SunVesta Holding AG Switzerland 100% owned

			|	|
SunVesta Projects & Management AG Switzerland 100% owned	SunVesta Costa Rica Limitada Costa Rica 100% owned	Rich Land Investments Limitada Costa Rica 100% owned	Profunda Capital Partners LLC. USA 100% owned	Altos del Risco SA Costa Rica 100% owned

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